Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
3D Systems Corporation
Rock Hill, South Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 30, 2007, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of 3D Systems Corporation, which are incorporated by reference in that Prospectus. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Charlotte, North Carolina

September 26, 2007